                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                          FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------------
                                              1998         1999         2000          2001         2002
                                          ------------ ------------ ------------- ------------ ------------
FIXED CHARGES:
  Gross interest expense                  $    14,414  $    25,167  $    25,100   $    15,034  $    15,373
  Interest portion of rent expense                 39           28           40            46          122
                                          -----------  -----------  -----------   -----------  -----------
                                               14,453       25,195       25,140        15,080       15,495

EARNINGS:
  Income (loss) before taxes                 (113,440)      36,369      127,743       189,404      109,586
  Plus: fixed charges                          14,453       25,195       25,140        15,080       15,495
  Less: capitalized interest                    9,817       11,860       13,739        12,042        7,975
                                          -----------  -----------  -----------   -----------  -----------
                                          $  (108,804) $    49,704  $   139,144   $   192,442  $   117,106

RATIO OF EARNINGS TO FIXED CHARGES             N/M(1)         2.0x         5.5x         12.8x         7.6x



                                             THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                SEPTEMBER 30,                          SEPTEMBER 30,
                                          -------------------------               -------------------------
                                              2002         2003                       2002         2003
                                          ------------ ------------               ------------ ------------
FIXED CHARGES:
  Gross interest expense                  $     3,868  $     4,246                $    11,486  $    11,485
  Interest portion of rent expense                 31           26                         94           72
                                          -----------  -----------                -----------  -----------
                                                3,899        4,272                     11,580       11,557

EARNINGS:
  Income before taxes                          53,427       23,183                    166,450       69,039
  Plus: fixed charges                           3,899        4,272                     11,580       11,557
  Less: capitalized interest                    2,026        1,969                      5,218        6,154
                                          -----------  -----------                -----------  -----------
                                          $    55,300  $    25,486                $   172,812  $    74,442

RATIO OF EARNINGS TO FIXED CHARGES              14.2x          6.0                      14.9x         6.4x


------------------------
(1) For the year ended December 31, 1998, ratio of earning to fixed charges was less than one-to-one coverage due to a deficiency of $123.2 million caused by a writedown of the carrying value of our natural gas and oil properties of $130 million ($84.5 million after taxes).